Exhibit 10.37

[Teladoc Health, Inc. Letterhead]

December 1, 2023

Claus Jensen
[___________]

    Re: Separation and Release of Claims Agreement

Dear Claus:
As we have discussed, your employment with Teladoc Health, Inc. (the “Company”) as Chief Innovation Officer will terminate effective as of December 1, 2023 (“Termination Date”).
On your Termination Date, you are to stop all efforts on behalf of the Company. In addition, you are no longer to represent yourself as an employee, officer, associate, agent, or authorized representative of the Company, negotiate or enter into any agreements on behalf of the Company, or otherwise bind the Company in any way.

You will receive your final paycheck, which will include payment of your wages through the Termination Date. Regardless of whether you sign this letter agreement (this “Letter Agreement”), the Company will pay you all unreimbursed business expenses you have incurred through the Termination Date that the Company would reimburse in the ordinary course, provided you submit them in accordance with Company policy and no later than three weeks after your Termination Date, or in accordance with relevant law.

Your participation in any Company-sponsored health, dental and/or vision insurance benefit plans will terminate at the end of the month in which your Termination Date occurs. Thereafter, you will be eligible to continue your health, dental and vision care coverages and/or Flexible Spending Accounts pursuant to the provisions of the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) for an 18-month period (or such shorter period as may be applicable under the relevant provisions of COBRA), or you may choose to purchase insurance on the public exchange or elsewhere. All other benefits will end as of the Termination Date.

To ensure an amicable and smooth transition, and although not required to do so, the Company is offering you the following severance package. You will have a period of 21 days to review this Letter Agreement.

1.    Severance. In exchange for your agreement to the release and other obligations set forth below in this Letter Agreement:

(a)    Cash Compensation. The Company will pay you a gross sum of $350,000.00, representing 6 months’ pay at your current regular base salary, less all required withholdings and deductions. This payment will be made in the form of a lump sum payment to you in January 2024, no later than 45 calendar days following the date the Letter Agreement becomes irrevocable under its terms (as defined herein), and in accordance with the Company’s normal payroll schedule.

(b)    Annual Corporate Bonus. The Company will pay you $393,750.00 which represents the 2023 annual corporate bonus, less all required withholdings and deductions. This annual corporate bonus, which is subject to the sole and absolute discretion of the Company, is being provided to you as additional consideration, and is beyond that to which you would be entitled without signing this Letter Agreement. This payment will be made in the form of a lump sum payment to you in January 2024, no later than 45 calendar days following the date the Letter Agreement becomes irrevocable under its terms (as defined herein), and in accordance with the Company’s normal payroll schedule.

(c)    COBRA Payments. The Company will pay the premium cost for continued coverage in the group health plan(s) in which you are currently enrolled for six (6) calendar months (effective January 1, 2024) after you sign the Letter Agreement, provided you timely elect and remain eligible for COBRA during that period. After June 30, 2024, you will be solely responsible to pay all premiums for continued health care coverage if you wish, in the time and method set forth in your COBRA Election notice. In the event that you secure enrollment in group health plan coverage at an earlier time, you must promptly notify the Company, at which time Company-paid COBRA coverage will terminate. The period during which premiums are paid by the Company shall be part of your 18-month eligibility period under COBRA (or such longer period for which you may be deemed eligible). All eligibility and notice requirements under COBRA shall apply to your continuation coverage. In the event that the Company, in its sole and absolute discretion, determines at any time that the continued payment of your COBRA premiums is in violation of the nondiscrimination rules set forth in Section 105(h) of the Internal Revenue Code, which will result in a detrimental tax result for you (taxability of your health benefits), or if the Company determines that this practice would be a violation of any applicable federal or other law relating to health insurance coverage or is not permitted pursuant to the terms of the applicable group health plan, the Company reserves the right to discontinue such practice to the extent necessary, and to thereafter pay you the amount of the Company’s subsidy in the form of a taxable lump sum cash amount, less applicable withholdings and deductions

(d)    Equity Grants. The Company will accelerate all equity grants that are time vested to the extent such equity grants would have become vested had your employment continued through December 2, 2024. In addition, the Company will permit all equity grants that become vested on the basis of performance to become vested on the basis of such performance, provided the relevant performance goals are achieved on or before December 31, 2023. Except as provided in this paragraph, all unvested equity grants will be forfeited as of the Termination Date. All equity grants (whether currently vested or that are vested as outlined in this paragraph) shall be governed by the relevant terms of the award agreements and the equity incentive plan or plans under which such grants were issued, except as necessary to take into account modifications made by this paragraph.

(e)    This Letter Agreement is intended to be interpreted and applied so that the payment of the Severance and other benefits are exempt from the requirements of Internal Revenue Code Section 409A under the short-term deferral and separation pay exemptions set forth in Treasury Regulation Sections 1.409A-1(b)(4) and (9), and shall be interpreted consistently with such provisions. The Company and its respective officers, directors, employees, or agents, however, make no guarantee that the terms of this Letter Agreement are exempt from, the provisions of Internal Revenue Code Section 409A, and you agree that none of them will have any liability if the payments provided for under this Letter Agreement are subject to, but not in compliance with, the requirements of Internal Revenue Code Section 409A.

(f)    You agree you have made no claims of sexual discrimination or harassment and therefore neither party believes the Tax Cuts and Jobs Act of 2017 Section 162(q) applies to this release. Nevertheless, you agree the Company has not made any representations to you regarding the tax consequences of any funds you receive pursuant to this Letter Agreement. You agree to pay any federal or state taxes remaining due with respect to the payments under this Letter Agreement and agree to indemnify and hold the Company harmless for any tax liability relating to such payments.

(g)    You agree that you are not eligible for any benefits under any other severance agreement or Company sponsored severance plan, and that, in the event any other plan or agreement could be interpreted as providing you with severance pay or benefits, by your acceptance of the terms of this Letter Agreement and the severance pay and benefits provided for in this Letter Agreement, you have waived any right you may otherwise have to severance pay or benefits under any other such severance plan or agreement.

(h)    The Company will allow you to consult with Charlie Mayhone, Head of Talent Acquisition, for a maximum of five hours, free of charge, to assist you in updating your resume and providing general guidance as you search for a new job position.

2.    No Other Compensation or Benefits. Except as provided above, you agree you are not entitled to any other or further compensation, remuneration, benefits, reimbursement, or payments from the Company. You acknowledge and agree you have been paid any bonuses and/or any other awards you have earned under the terms of the plan or agreement where the amounts were payable to you prior to your Termination Date. You acknowledge and agree that no other compensation, bonuses or awards are payable to you. And therefore, you acknowledge and agree you have been paid for all time worked and are owed no further wages and/or compensation of any kind.

3.    No Admission of Liability. The parties acknowledge and agree that this Letter Agreement is a result of a compromise and shall never be construed as, and is not, an admission by the Company (or its parent corporations, subsidiaries, and/or affiliates) of any liability, wrongdoing, or responsibility on their part.

4.    Release & Covenant Not To Sue. In exchange for the consideration outlined in Paragraph 1 above, you (on behalf of yourself, your heirs, your executors, and your assigns and all persons who might have claims deriving from your own) unconditionally, and to the maximum extent permitted by law, waive and release any and all lawsuits, debts, obligations, demands, judgments, damages, or causes of action that may lawfully be released by private agreement (referred to in this Letter Agreement as “claims”) you have or might have against the Company and any of its predecessors, parents, subsidiaries, divisions, affiliates, and related entities, including Teladoc Health, Inc. or any of their past and present owners, officers, directors, shareholders, members, managing members, agents, attorneys, employees, successors, and all other related or affiliated persons (with regard to individuals, the definition includes in their individual capacity and corporate capacity), firms, or entities (“Released Parties”), arising from or related to your employment with and/or the termination of your employment from the Company. These claims include, but are not limited to, all claims, whether known or unknown, arising up to and including the date you sign this Letter Agreement, whether under contract, tort, statute, equity, or common law, including any and all foreign, federal, state, and/or local constitutional, statutory, regulatory, or common law. Released claims include, but are not limited to, those covered by the Americans with Disabilities Act, the Age Discrimination In Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Family and Medical Leave Act (“FMLA”), the Employee Income Retirement and Security Act (“ERISA”), Washington Law Against Discrimination (RCW 49.60), the Washington Prohibited Employment Practices Law (RCW 49.44), the anti-retaliation provisions of the Washington Industrial Insurance Act (RCW 51.48) and Washington Industrial Safety and Health Act (RCW 49.17), the Washington Whistleblower Act (RCW 42.40), the Washington Minimum Wage Act (RCW 49.46), the Washington Industrial Welfare Act (RCW 49.12), the Washington Agricultural Labor Law (RCW 49.30), the Washington Hours of Labor Law (RCW 49.28), Washington’s statutes related to wages (including RCW 49.48 and RCW 49.52), the Washington Veterans Employment and Reemployment Act (RCW 73.16), the Washington Military Family Leave Act (RCW 49.77), the Washington Domestic Violence Leave Law (RCW 49.76), the Washington Family Care Act and Parental Leave Law (RCW 49.12), the Washington Paid Family and Medical Leave Act (RCW 50A.05), the Washington Little Norris-LaGuardia Act (RCW 49.32), the Washington Fair Credit Reporting Act (RCW 19.182), the Washington Electronic Privacy Act (RCW 9.73); and all other claims for breach of contract, tort, wrongful termination, unpaid wages, and relating to any other law prohibiting employment discrimination or relating to employment and separation. Damages released and waived include back pay, future pay, lost benefits, any and all wages, compensatory damages, emotional distress, physical injury damages, pain and suffering, liquidated damages, punitive damages, exemplary damages, attorney’s fees, costs, civil fines, penalties and interest. This is a general release. You expressly acknowledge that this general release includes, but is not limited to, any and all claims arising out of or related to your employment with and separation from the Company, whether or not they are known to you at the time you sign this Letter Agreement.

    By signing this Letter Agreement, you expressly acknowledge and represent that (a) you have suffered no injuries or occupational diseases arising out of or in connection with your employment by the Company; (b) you have received all wages to which you were entitled as an employee of the Company; (c) you received all leave to which you were entitled under the FMLA; and (d) you are not aware of any facts or circumstances constituting a violation of the FMLA, the Fair Labor Standards Act, or any applicable state leave or wage payment law.

You expressly agree that this Letter Agreement forever precludes you from bringing, instituting, maintaining, further pursuing, or participating in any lawsuit against the Released Parties for any causes or claims released in this Paragraph 4, except as stated below in Paragraph 5. You specifically waive any right to become, and promise not to become, a member of any class in which a claim against the Released Parties is made involving any events leading up to the date you sign this Letter Agreement, except where such waiver is prohibited by law. You represent that you have not filed or otherwise initiated any lawsuit, charge, claim, or demand against any of the Released Parties. You further agree that should you or any person, organization, or other entity bring or file, or cause or permit to be brought or filed, any civil action, suit, or administrative or legal proceeding involving any matter occurring at any time prior to the date you sign this Letter Agreement, you will not accept any personal, equitable, or monetary relief in such civil action, suit, or administrative or legal proceeding, except where such waiver is prohibited by law. You agree that the consideration provided under Paragraph 1 of this Letter Agreement fully satisfies any individual relief to which you are entitled as a result of your employment with and separation from the Company.

This Letter Agreement expressly releases claims under the False Claims Act to the fullest extent permitted by law. To the extent that a court of competent jurisdiction were to conclude that pre-filing releases of claims under the False Claims Act are not enforceable absent government knowledge of the alleged claims, the parties agree that you will be permitted to participate in any legal proceedings under the False Claims Act. But, you specifically waive any rights you may have to receive any monetary award from such proceedings.

5.    Reservation of Your Rights. You understand your release of claims in Paragraph 4 does not apply to (i) claims for unemployment or workers’ compensation benefits, (ii) claims or rights that may arise after the date that you sign this Letter Agreement, (iii) claims for reimbursement of expenses under the Company’s expense reimbursement policies, (iv) any vested rights under the Company’s ERISA-covered employee benefit plans as applicable on the date you sign this Letter Agreement, and (v) any claims that controlling law clearly states may not be released by private agreement.

    Moreover, nothing contained in this Letter Agreement, including the Release & Covenant Not to Sue, Confidentiality, Comments to Others, and Future Cooperation provisions, is intended to or will preclude you from communicating with, filing a charge or complaint with, providing documents or information voluntarily or in response to a subpoena or other information request to, or from participating in an investigation or proceeding conducted by a government agency, including, but not limited to, the Equal Employment Opportunity Commission and the National Labor Relations Board. However, by signing this Letter Agreement, you are waiving your right to recover any individual relief (including any backpay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, except for any right you may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or where otherwise prohibited.

In addition, nothing prevents you from discussing or disclosing conduct, or the existence of a settlement involving conduct, that you reasonably believed to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as illegal under state, federal, or common law, or that is recognized as against a clear mandate of public policy, where the conduct occurred at the workplace, at work-related events coordinated by or through the employer, between employees, or between an employer and an employee, whether on or off the employment premises; provided, however, that you remain subject to the obligation to keep confidential the amount paid in settlement of any claim.

    Nothing in this Letter Agreement waives your right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, including but not limited to when you have been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

6.    Confidentiality of Amount of Severance Payment in Letter Agreement and Business Information. You represent and warrant that you will keep the parties’ discussions concerning the amount of Severance (as detailed in Paragraph 1) paid to you pursuant to this Letter Agreement, strictly confidential, and that you will not disclose them to anyone, unless such disclosure is (a) lawfully required by any governmental agency, including government taxing authorities; (b) subpoenaed; (c) otherwise required to be disclosed by law (including legally required financial reporting); (d) necessary in any legal proceeding in order to enforce any provision of this Letter Agreement or (e) permitted under Paragraph 5. You and the Company acknowledge the intention that the provisions of this Paragraph 6 create no liability for disclosures about this Letter Agreement made: (w) prior to your execution of this Letter Agreement; (x) by persons from public information released prior to your execution of this Letter Agreement; (y) pursuant to Paragraph 15 to enforce the terms of this Letter Agreement; or (z) as otherwise compelled by operation of law.

Nonetheless, you may discuss amount of Severance (as detailed in Paragraph 1) paid to you pursuant to this Letter Agreement with your spouse, attorney, and/or tax advisor, and you shall be liable for the actions of your spouse, attorney, and/or tax advisor with respect to their compliance with the confidentiality obligation of this paragraph.

You acknowledge and affirm your continuing obligation to keep confidential any and all confidential or proprietary information that you acquired during your employment with the Company. You agree not to disclose any such information to any person or entity outside of the Company at any time in the future or to use any such information for the benefit of anyone other than the Company. You agree to continue to be bound by any other preexisting agreement relating to the Company’s proprietary information and your obligation to maintain the confidentiality of such information.

    Nothing in this confidentiality statement or Letter Agreement prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of the Company to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures.

Notwithstanding your confidentiality obligations, in accordance with the Defend Trade Secrets Act of 2016, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of the law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Your confidentiality obligations are subject to the Reservations of Your Rights provisions in Paragraph 5 of this Letter Agreement.

7.    Confidentiality, Invention Assignment, and Nonsolicitation.

a.    Confidentiality. “Confidential Information” refers to information and compilations of information, in any form (tangible or intangible), related to the Company’s business and of value to it that you first gain knowledge of or access to as a consequence of your employment with the Company if the Company has not made it public or authorized public disclosure of it and it is not readily available through lawful and proper means to the public or others in the industry who have no obligation to keep it confidential. Confidential Information shall be presumed to include, but is not limited to, the following nonpublic items of information: the Company’s client and prospective client lists (inclusive of names, addresses, telephone numbers, contact persons, and staffing requirements); pricing variables and criteria (including proposals and analysis related to same); marketing plans and strategies, research and development data, business plans and analysis, buying practices, internal business methods; sources of supply and material, operating and cost data, financial information, and information contained in manuals or memoranda; trade secrets and other information concerning proprietary works that the Company does not make public; and information provided to the Company in confidence by third parties that the Company is obligated to keep confidential by law or through contractual commitments (such as personal identifying information like social security numbers and information from clients regarding medical services requested or required by them) (“Third-Party Confidential Information”). Due to its special value and utility as a compilation, a confidential compilation (like a client list) will remain protected as Confidential Information even if some items of information within the list are in the public domain. Private disclosure of otherwise Confidential Information to parties the Company is doing business with for business purposes shall not cause the information to lose its protected status under this Letter Agreement.

You agree that during your employment and for so long thereafter as the information qualifies as Confidential Information under this Letter Agreement, you will not engage in any use or disclosure of Confidential Information that is not authorized by the Company and undertaken for the benefit of the Company. This obligation specifically prohibits, among other things, the copying, recreation, use or disclosure of Confidential Information for the benefit of a competitor or on behalf of any person or entity preparing to compete with the Company, and includes use or disclosure of information on social media. You will comply with all Company policies and directives concerning the use, storage, and transfer of Confidential Information, and the protection of attorney-client privilege where it applies. These obligations do not prohibit your use of generally available knowledge, skill and education that is not specific to the Company or its business relationships but is instead knowledge generic to the industry or your profession. Unless prohibited by law from doing so, you will notify the Company as quickly as possible after being served with a subpoena, court order, or other legal mandate requiring the production of Confidential Information so that the Company can take reasonable steps to protect its interests and will cooperate in same. You will retain no records of Confidential Information after your employment ends without written Company authorization to do so.

b.     Invention Assignment. Any Proprietary Works (meaning inventions, developments, designs, discoveries, innovations, business methods, improvements, ideas, original works of authorship, database creations, trade secrets and other forms of legally protectable intellectual property) that you conceive, create, or develop in the course of your employment or as a result of your work for the Company (alone or with others, during or after regular working hours) will be considered “Work Product” that is the property of the Company, and the Company will hold all intellectual property rights (“IP Rights”) in the Work Product. Work Product will include all Proprietary Works that either (a) relate to the Company’s business or its actual or demonstrably anticipated research and development, or (b) are developed or discovered with the assistance of Confidential Information, tools, equipment, personnel, or other resources of the Company, or (c) are suggested by, related to, or results from any work performed by you or others for the Company. You hereby assign to the Company all of your rights, title and interest in and to all such Work Product; provided, however, that this assignment shall be limited so that it does not require or create any assignment of an invention that cannot be assigned through an agreement under controlling law. Specifically, you acknowledge notice of Wash. Rev. Code, Title 49 RCW: Labor Regulations, Chapter 49.44.140 and further acknowledge and understand that the obligations set forth in this Paragraph 7.b. of this Letter Agreement will not require the assignment of your rights in an invention for which no equipment, supplies, facility, or trade secret information of Company was used and which was developed entirely on your own time, unless (a) the invention relates (i) directly to the business of Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by you for Company.

All Work Product shall be considered “work made for hire” and all copyrights in the Work Product available under the Copyright Act of 1976 will be owned by the Company from moment of creation or conception forward without the need for further action by you. IP Rights assigned to and owned by the Company in Work Product through this Letter Agreement shall include all rights of ownership, control, and benefit throughout the world, including, without limitation, rights of inventors and authors with respect to patent, patent applications and registrations, copyrights, sui generis database rights, trademark rights, all rights relating to the protection of computer software (including, without limitation, both source code and object code), trade secret rights, rights of attribution or control and moral rights or droit moral (which you waive if they cannot be transferred to the Company), rights to royalties or other economic benefit, rights to derivative works, and rights to claims or causes of action arising out of or related to any past, present, or future infringement or misappropriation related to the Work Product. It is agreed that Work Products shall automatically vest in, and be the exclusive property of, the Company immediately on the creation thereof, regardless of the stage of completion. However, to the extent necessary and requested, you agree that during and after your assignment you will cooperate in executing any documents, providing testimony, and otherwise performing any acts the Company requires from you (with reasonable approved expenses covered by Company) to ensure the Company retains, throughout the world, all IP Rights in Work Product. This Letter Agreement shall supplement and not replace or diminish any prior, subsequent, or additional written Work Product related agreements that you may have enter into (or be required to enter into) based on your position with the Company (such as those related to research and development, engineering, or software development positions).

c.    Non-Solicitation of Employees and Clients. You agree that the Company has many substantial, legitimate business interests that can be protected only by you agreeing not to interfere with the Company’s operations under certain circumstances. These interests include, without limitation, the Company’s contacts and relationships with its employees and clients, the Company’s reputation and goodwill in the industry, and the Company’s rights in its confidential information. You specifically recognize and agree that the Company’s workforce is a vital part of its business. Based on your recognition of these substantial, legitimate business interests of the Company, you agree that for a period of 12 months after the termination of your employment with the Company, you will not solicit (a) any employee of the Company to leave the Company; or (b) any customer of the Company to cease or reduce the extent to which it is doing business with the Company, in accordance with the definition of an enforceable “Nonsolicitation agreement” under Wash. Rev. Code § 49.62.005–900 (2020). For purposes of this Paragraph 7.c., you agree that “solicit” and related terms such as “soliciting” or “solicitation” mean to engage in contacts, acts, or communications, whether directly or indirectly through others, that cause or induce, attempt to cause or induce, or can be reasonably expected to cause or induce an individual to engage in a particular action or conduct, regardless of who first initiates the contact or communication, or whether or not the communication at issue is in response to a request for information. You agree that the commitments made by you in this Paragraph 7.c. are a material part of this Letter Agreement, that the payments described in Paragraph 1 of this Letter Agreement would not be made to you without you making those commitments, and that those payments constitute full, fair, and independent consideration for those commitments.

8.    Noncompetition. For a period of 12 months after your Termination Date, you will not provide services to or be associated with a Competitor in any role or position (as an employee, director, owner, consultant or otherwise) that would involve your participation in Competitive Activity within the Restricted Area.

“Competitive Activity” is activity that involves (a) providing services to or for a Competitor that are the same as or similar in function or purpose to those services you provided to or for the Company during your employment with the Company (inclusive of employment with an acquired business that is now part of the Company) in the two years that precede the Termination Date (the “Look Back Period”), (b) providing services of a competitive nature to a Covered Client, or accepting competing business from a Covered Client, (c) owning, operating, or managing a business that is a Competitor, or (d) participating in other activity that is likely to result in the use or disclosure of Confidential Information for the benefit of a Competitor.

“Competitor” refers to any business (person or entity) that is engaged in or preparing to engage in providing products or services that would displace the business opportunities for, or otherwise compete with the products and/or services provided by any part of the Company’s business that you had material involvement within the Look Back Period.

“Covered Client” means a client of the Company that you had material contact with in the Look Back Period. Material contact will be presumed present if in the Look Back Period (i) you (or persons under your supervision) provided services to or had business-related contact with the client on behalf of the Company, (ii) you were provided Confidential Information about the client, or (iii) you received commissions or other beneficial credit from the Company for business conducted with the client. Clients will be presumed to include active client prospects as of the Termination Date that you have material contact with or Confidential Information about and will not be limited to the end user or purchaser of the Company’s products or services but shall also be understood to include client representatives.

“Restricted Area” – Because you were employed in a senior executive level position, you are presumed to have participated in the Company’s business and/or had Confidential Information about the Company’s business throughout the United States (including state and state-equivalents and county and county-equivalents therein), as the Company and you agree that the Company’s business is conducted nationwide. If the Restricted Area is not clear to you upon your Termination Date, you will seek clarification from the Company’s Legal Department within 14 days after the Termination Date. You agree not to complain about any uncertainty you may have regarding the Restricted Area applicable to you if you do not do so.

The restriction created by this paragraph is your “Noncompete” covenant. You agree that the commitments made by you in this Paragraph 8 are a material part of this Letter Agreement, that the payments described in Paragraph 1 of this Letter Agreement would not be made to you without you making those commitments, and that those payments constitute full, fair, and independent consideration for those commitments.

9.    Medicare Acknowledgement.  You affirm and warrant that you have made no claim for illness or injury against, nor are you aware of any facts supporting any claim against, the Released Parties under which the Released Parties could be liable for medical expenses incurred by you before or after the execution of this Letter Agreement. Furthermore, you are aware of no medical expenses that Medicare has paid and for which the Released Parties are or could be liable now or in the future.  You agree and affirm that, to the best of your knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist.

10.    Comments to Others. You agree not to make any defamatory, disparaging, or other negative statements about the Company or any of the Released Parties, verbally or in writing, to the media, on social media, to anyone, on public forums, including without limitation posting on Glassdoor, Indeed, Facebook, Instagram, Snapchat, Twitter, YouTube, TikTok, blogs, or other public forums. This provision shall not preclude you from providing truthful testimony.

11.    Return of Company Property. Whether you enter into this Letter Agreement or not, within ten (10) business days of your Termination Date, you must return to the Company all of the Company’s property in your possession including, but not limited to: computers; PDAs; cellular phones; credit cards; files, notes, books, binders, manuals, and other printed material; computer disks and software; and all other tangible and intangible property belonging to the Company and obtained by you in connection with your employment with the Company, including all copies of such property, in any form, electronic or otherwise. You agree to provide the Company with any password(s) you installed and/or used on any Company computer or other Company property. You understand that the Company, in its sole discretion, may choose to delay any payments due to you under this Letter Agreement unless and until you comply with this paragraph, but such delay shall not relieve you of your other obligations under this Letter Agreement or your release of claims.

12.    Partial Invalidity. Should any portion, word, clause, phrase, sentence, or paragraph of this Letter Agreement be declared void or unenforceable, other than the Release & Covenant Not To Sue, such portion will be considered independent and severable from the remainder, the validity of which will remain unaffected.

13.    Construction. This Letter Agreement will not be construed in favor of one Party or against the other.

14.    Compliance with Terms. The failure to insist upon compliance with any provision contained in this Letter Agreement will not be deemed a waiver of that provision or condition. If on one or more occasions a party waives or relinquishes a right or power it has in this Letter Agreement, that shall not be deemed a waiver or relinquishment of any right or power at any other time or times.

15.    Remedy. Failure to abide by the terms of this Letter Agreement, including those of Paragraphs 6, 7, 8 or 10, will constitute a breach of this Letter Agreement and will entitle the Company to cease any and all severance payments and, where appropriate, to immediate injunctive relief to enjoin further breaches of those paragraphs, consequential damages, and reimbursement of all previously paid severance payments (with the exception of one dollar ($1.00)), fees and costs actually incurred in bringing such legal action. However, you shall remain subject to your obligations under this Letter Agreement, including your release of claims. This paragraph shall not limit any of your reserved rights under Paragraph 5 of this Letter Agreement nor impose any remedy for your doing so.

16.    Future Cooperation.

(a)    At any time following the Termination Date, you agree to cooperate fully and completely with the Company, its advisors, and its legal counsel and respond to questions candidly and truthfully with respect to any internal inquiry or investigation, any federal, state, or local agency investigation, or any legal proceeding involving the Company or any parent, predecessor, subsidiary, affiliate, or related entity (collectively for this paragraph only, the “Company Entities”). Such cooperation shall include being available at reasonable times and places for interviews, reviewing documents, testifying in depositions or legal or administrative proceedings, and otherwise meeting with the Company in connection with the preparation of defenses to any pending or potential future claims against any of the Company Entities. The Company agrees to reimburse you for all reasonable out-of-pocket expenses incurred in connection with rendering such services.

(b)    To the extent permitted by law, and except as provided in subparagraph (d), below, if you are legally required to appear or participate in any non-

criminal proceeding that involves or is brought against any of the Company Entities, you agree to disclose to the Company no later than ten business days prior to the date that such appearance or participation is required, what you plan to disclose or otherwise produce, and to cooperate fully with the Company as set forth herein.

(c)    In the event you receive a subpoena issued at the request of any private sector person or entity at any time following the Termination Date regarding any matter related to or involving any of the Company Entities, you agree to notify the Company no later than ten business days prior to the date you comply with the subpoena, so that the Company may take appropriate action to protect its interests, including moving to quash the subpoena, as long as provision of such notice does not violate any applicable law, rule, or court order. If the Company seeks to prevent disclosure in accordance with applicable legal procedures and provides you with notice before the deadline for compliance with a subpoena, you shall not make any such disclosure until either such objections are withdrawn or the objections are finally adjudicated by the tribunal.

(d)    Nothing in this Letter Agreement, including subparagraphs (a), (b), and (c), above, shall be construed as requiring you to cooperate with the Company with respect to any charge or litigation in which you are a plaintiff or complaining party, or any confidential investigation by a competent government agency in which you are a witness for or providing support to a charging or complaining party or are asked by a Government Agency to maintain confidentiality.

(e) Should the Company need any assistance from you after the Termination Date, you agree to work in good faith with the Company to negotiate a consulting arrangement to provide such assistance.

17.    OWBPA. Pursuant to the OWBPA, you acknowledge and understand that:
(a)    You are waiving claims for age discrimination under the ADEA in exchange for the payments described above;
(b)    Under this Letter Agreement, you will receive consideration beyond that to which you would be entitled without signing this Letter Agreement;
(c)    You have been advised in writing and are hereby advised through this Letter Agreement of the right to consult with an attorney before signing this Letter Agreement;
(d)    You have been given a period of at least 21 days within which to review and consider this Letter Agreement before signing it; and
(e)    You may revoke this Letter Agreement by providing written notice to the Company within seven days after you sign it, and this Letter Agreement shall not become effective and enforceable until such seven-day period has expired.

    Any notice of revocation of this Letter Agreement shall not be effective unless given in writing and received by Company within the seven day revocation period via e-mail as follows:
Connie M. Ng
Vice President & Corporate Counsel – Global Head of Employment & Immigration
[_____________]

18.    Voluntary & Entire Agreement. Your signature below will indicate that you are entering into this Letter Agreement freely and with a full understanding of its terms and not in reliance upon any representations other than those explicitly set forth in this Letter Agreement. No changes to this Letter Agreement will be valid unless in writing and signed by both you and the Company. With the exception of any fiduciary duties you may have to the Company, your obligation not to misappropriate trade secrets, and your obligations under any other restrictive covenants (including covenants not to compete, not to solicit Company employees, and not to solicit Company clients, customers, or business relationships) or confidentiality agreements you may have with the Company that survive termination, this Letter Agreement constitutes the entire understanding and agreement of the parties related to the matters discussed in this Letter Agreement and supersedes any agreement or plan that provides for severance benefits of any kind. This Letter Agreement is in addition to any arbitration, confidentiality and/or lawful restrictive covenant agreements into which you may have entered during your employment with the Company, and your obligations under any such agreements which shall remain in full force and effect. This Letter Agreement shall be interpreted and enforced in accordance with the laws of the State of Washington. Moreover, the Letter Agreement shall not be applied so as to require you to adjudicate a covenant covered by Wash. Rev. Code § 49.62.005–900 (2020) outside of the state of Washington.

*    *    *

If you are willing to enter into this Letter Agreement with its terms becoming effective on the seventh day following the date signed below, please signify your acceptance in the space indicated below and return to me within 21 days of receiving this Letter Agreement.

Sincerely,

/s/ Arnnon Geshuri

Arnnon Geshuri
Chief People Officer
Teladoc Health, Inc.

I, CLAUS JENSEN, HAVE READ AND UNDERSTAND THIS LETTER AGREEMENT, AND I ACCEPT AND AGREE TO ALL OF ITS TERMS AND CONDITIONS. I ENTER INTO THIS LETTER AGREEMENT VOLUNTARILY, WITH FULL KNOWLEDGE THAT IT WILL BECOME EFFECTIVE FOLLOWING MY SIGNATURE AND THE TERMS OUTLINED IN THIS LETTER AGREEMENT.

/s/ Claus Jensen                        12/2/2023_______________
Signature                            Date

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